CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Putnam Global Natural Resources Fund and Putnam Funds Trust

We consent to the use of our reports dated October 7, 2016 with respect to the financial statements of Putnam Global Natural Resources Fund, and October 11, 2016 with respect to the financial statements of Putnam Global Energy Fund, a series of Putnam Funds Trust, included herein, and to the references to our firm in the Form of Agreement and Plan of Reorganization in the Prospectus and under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

March 2, 2017